UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2024 (July 26, 2024)

Global Business Travel Group, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-39576	98-0598290
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

666 3rd Avenue, 4th Floor

New York, New York 10017
(Address of principal executive offices) (Zip Code)

(646) 344-1290
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A common stock, par value of $0.0001 per share	GBTG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Amended and Restated Senior Secured Credit Agreement

On July 26, 2024 (the “Restatement Date”), Global Business Travel Group, Inc. (the “Company”) and GBT US III LLC (the “Initial Borrower”) entered into an amended and restated credit agreement (the “A&R Credit Agreement”), with the lenders and letter of credit issuers from time to time party thereto and Morgan Stanley Senior Funding, Inc., as the administrative agent and as the collateral agent. The A&R Credit Agreement provides for a $1,400 million senior secured first lien term loan facility (the “Term Loan Facility”, and the loans thereunder, the “Term Loans”) and a $360 million senior secured first lien revolving credit facility (the “Revolving Credit Facility”, and the loans thereunder, the “Revolving Loans”). The A&R Credit Agreement amends and restates that certain Credit Agreement, dated as of August 13, 2018 (the “Original Credit Agreement”; and as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the Restatement Date, the “Existing Credit Agreement”), among GBT Group Services B.V., as the borrower, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as the administrative agent and as the collateral agent, and the other parties from time to time party thereto.

Term Loan Facility

The Term Loans, in an aggregate principal amount of $1,400 million, were drawn in full on the Restatement Date, and the proceeds therefrom were used, in part, to refinance in full the loans and other outstanding obligations (including related fees and expenses) under the Existing Credit Agreement. There were no unutilized term loan commitments under the A&R Credit Agreement after giving effect to such drawing on the Restatement Date.

The Term Loans mature, and all amounts outstanding thereunder will become due and payable in full, on July 26, 2031. Principal amounts outstanding under the Term Loans are required to be repaid on a quarterly basis at an amortization rate of 1.00% per annum, with the balance due at maturity.

At the option of the Initial Borrower (upon prior written notice), amounts borrowed under one or more of the Term Loan Facility may be voluntarily prepaid, in whole or in part, at any time without premium or penalty (other than (x) a prepayment premium of 1% of the principal amount of the Term Loans subject to certain repricing transactions occurring prior to January 26, 2025 and (y) customary breakage costs in connection with certain prepayments of loans). Subject to certain exceptions set forth in the A&R Credit Agreement, the Initial Borrower is required to prepay loans under the Term Loan Facility with (i) 50% (subject to leverage-based stepdowns) of annual excess cash flow (calculated in a manner set forth in the A&R Credit Agreement) in excess of a threshold amount, (ii) 100% (subject to leverage-based stepdowns) of the net cash proceeds from certain asset sales and casualty events, subject to customary reinvestment rights, (iii) 100% of the net cash proceeds from the incurrence of certain indebtedness.

Revolving Credit Facility

The Revolving Credit Facility has (i) a $150 million sublimit for extensions of credit denominated in certain currencies other than U.S. dollars, (ii) a $50 million sublimit for letters of credit, and (iii) a $50 million sublimit for swingline borrowings. Extensions of credit under the A&R Revolving Credit Facility are generally subject to customary borrowing conditions. The proceeds from borrowings under the Revolving Credit Facility may be used for working capital and other general corporate purposes.

The Revolving Credit Facility matures, and all amounts outstanding thereunder will become due and payable in full, on July 26, 2029. At the option of the Initial Borrower (upon prior written notice), amounts borrowed under the Revolving Credit Facility may be voluntarily prepaid, and/or the commitments thereunder may be voluntarily reduced or terminated, in each case, in whole or in part, at any time without premium or penalty (other than customary breakage costs in connection with certain prepayments of loans).

Security; Guarantees

The Company and certain of its direct and indirect subsidiaries, as guarantors (such guarantors, collectively with the Initial Borrower, the “Loan Parties”), provide an unconditional guarantee, on a joint and several basis, of all obligations under the A&R Credit Agreement and under cash management agreements and swap contracts with the lenders or their affiliates (with certain limited exceptions). Subject to certain cure rights, as of the end of each fiscal quarter, at least 70% of the Consolidated EBITDA (as defined in the A&R Credit Agreement) of the Loan Parties and their subsidiaries must be attributable, in the aggregate, to the Loan Parties for the four prior fiscal quarters. Further, the lenders have a first priority security interest in substantially all of the assets of the Loan Parties.

Interest and Certain Fees

The Term Loans and the Revolving Loans (collectively, the “Loans”) will bear interest based on SOFR (or an alternative reference rate for amounts denominated in a currency other than U.S. dollars), or, at the Initial Borrower’s option, in the case of amounts denominated in U.S. dollars, at the Base Rate (as defined in the A&R Credit Agreement), plus, as applicable, a margin of (x) in the case of Term Loans, 3.00% per annum for SOFR-based Loans (or 2.00% per annum for Base Rate-based Loans) and (y) in the case of the Revolving Loans, 2.75% per annum for SOFR-based Loans (or 1.75% per annum for Base Rate-based Loans).

If any amount owing under the A&R Credit Agreement is not paid when due, then such overdue amount would thereafter bear interest at a rate that is 2.00% per annum in excess of the interest rate otherwise payable thereon. Interest on the outstanding Loans is payable quarterly in arrears (or, if earlier in the case of SOFR-based Loans, at the end of the applicable interest period).

The Initial Borrower is required to pay, quarterly in arrears, a fee based on the average daily unused commitments under the Revolving Credit Facility of 0.375% per annum, with a single step-down to 0.25% per annum upon an upgrade of the Initial Borrower’s debt rating from either S&P or Moody’s on or prior to the first anniversary of the closing of the previously announced acquisition of CWT Holdings, LLC. The Initial Borrower is also obligated to pay a customary agency fee and other customary fees described in the A&R Credit Agreement.

Covenants

The A&R Credit Agreement contains various affirmative and negative covenants, which are similar to those set forth in the Original Credit Agreement, including certain financial covenants (see below) and limitations (subject to exceptions) on the ability of the Loan Parties and their subsidiaries to: (i) incur indebtedness or issue preferred stock; (ii) incur liens on their assets; (iii) consummate certain fundamental changes (such as acquisitions, mergers, liquidations or changes in the nature of the business); (iv) dispose of all or any part of their assets; (v) pay dividends or other distributions with respect to, or repurchase, any equity interests of any Loan Party or any equity interests of any direct or indirect parent company or subsidiary of any Loan Party; (vi) make investments, loans or advances; (vii) enter into transactions with affiliates and certain other permitted holders; (viii) modify the terms of, or prepay, any of their subordinated or junior lien indebtedness; and (ix) enter into certain burdensome agreements.

The A&R Credit Agreement also contains a financial covenant applicable solely to the Revolving Credit Facility that requires the first lien net leverage ratio to be less than or equal to 3.50 to 1.00 as of the last day of any fiscal quarter on which the aggregate principal amount of outstanding loans and letters of credit under the Revolving Credit Facility exceeds 35% of the aggregate principal amount of the Revolving Credit Facility (subject to a $10 million exclusion for utilization of the letter of credit sublimit). The A&R Credit Agreement provides that such financial covenant is suspended for a limited period of time if an event that constitutes a “Travel MAC” (as defined in the A&R Credit Agreement) has occurred and the Loan Parties are unable to comply with such covenant as a result of such event. The first lien net leverage ratio is calculated as the ratio of (i) the aggregate principal amount of funded indebtedness and capital lease obligations of the Loan Parties and their subsidiaries that are secured by liens that rank pari passu with or senior in priority to the liens securing the obligations under the A&R Credit Agreement, minus the aggregate amount of unrestricted cash and cash equivalents included in the consolidated balance sheet of the Loan Parties and their subsidiaries, as of the relevant test date, to (ii) Consolidated EBITDA of the Loan Parties and their subsidiaries for the four prior fiscal quarters.

Events of Default

The A&R Credit Agreement contains default events (subject to certain materiality thresholds and grace periods), which could require early prepayment, termination of the A&R Credit Agreement or other enforcement actions customary for facilities of this type. Such events of default are similar to those set forth in the Original Credit Agreement and include, but are not limited to, the following: (i) non-payment of principal, interest or other amounts when due under the A&R Credit Agreement; (ii) materially incorrect representations or warranties; (iii) breaches of covenants; (iv) cross-default to other material indebtedness of any of the Loan Parties or their subsidiaries; (v) one or more material monetary judgments against any of the Loan Parties or their subsidiaries remaining undischarged, unpaid or unstayed; (vi) certain bankruptcy or insolvency events affecting any of the Loan Parties or any of their material subsidiaries; (vii) invalidity of any loan document; (viii) certain events with respect to U.S. and/or non-U.S. employee benefit plans and pension plans; and (ix) the occurrence of one or more change in control events, which are limited to the following: (1) any person or group shall have acquired direct or indirect beneficial ownership of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the Company, (2) a majority of the seats (other than vacant seats) on the board of directors of the Company shall be occupied by persons who were not nominated, appointed or approved for election by such board, and/or (3) 100% of the equity interests in the Initial Borrower (or any other borrower or any intermediate holding company) shall cease to be owned and controlled, directly or indirectly, by the Company.

The foregoing description of the A&R Credit Agreement is a general description only, does not purport to be complete and is qualified in its entirety by reference to the A&R Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01.	Other Events.

On July 26, 2024, the Company issued a press release announcing the refinancing of the obligations under the Existing Credit Agreement and the entry into the A&R Credit Agreement.

A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.

In connection with the Company’s entry into the A&R Credit Agreement and with the Company providing the lenders a first priority security interest in substantially all of the assets of the Loan Parties, GBT JerseyCo Limited, a subsidiary of the Company (“JerseyCo”), amended and restated its articles of association (the “Fifth Amended and Restated Articles of Association of GBT JerseyCo Limited”) to remove certain transfer and pledging restrictions on the non-redeemable Z Ordinary Shares owned by the Company.

The foregoing description of the Fifth Amended and Restated Articles of Association of GBT JerseyCo Limited does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which is attached hereto as Exhibit 99.1, and which is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
3.1	Fifth Amended and Restated Articles of Association of GBT JerseyCo Limited
10.1	Amended & Restated Credit Agreement, dated as of July 26, 2024, by and among Global Business Travel Group Inc., GBT US III LLC, the lenders and letter of credit issuers party thereto from time to time and Morgan Stanley Senior Funding, Inc., as administrative agent and as collateral agent.*
99.1	Press Release of Global Business Travel Group, Inc., dated July 26, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5) and Item 601(b)(2). The Company agrees to furnish supplementally a copy of such exhibits and schedules, or any section thereof, to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Business Travel Group, Inc.

By:	/s/ Eric J. Bock
Name: Eric J. Bock
Title: Chief Legal Officer, Global Head of M&A and Compliance and Corporate Secretary

Date: July 26, 2024